Exhibit 99.1

Macquarie Infrastructure Company Announces Successful Refinancing of Atlantic Aviation

  7-Year, $465 Million Debt Facility Signed
  All Existing Debt Fully Repaid

NEW YORK--(BUSINESS WIRE)--May 31, 2013--Macquarie Infrastructure Company LLC (NYSE: MIC) announced that its Atlantic Aviation subsidiary has successfully refinanced all of its previously outstanding long-term debt.

On May 31, 2013 Atlantic Aviation drew down the full amount on a 7-year, $465 million term loan repaid fully a like amount of bank debt due in October 2014.

In addition to the term loan, Atlantic Aviation has been provided with a $70 million revolving credit facility that it expects to draw on to fund growth projects and expansion. The revolving credit facility was undrawn at closing.

“We are pleased to have completed the refinancing of Atlantic Aviation’s long-term debt on attractive terms. The business is now appropriately capitalized for the next phase of its history,” said James Hooke, Chief Executive Officer of MIC. “The refinancing allows Atlantic Aviation to distribute its substantial free cashflow to MIC and MIC, in turn, to distribute a portion of the cash to its shareholders as an element of its quarterly cash dividend.”

The interest rate on the new term loan is LIBOR plus a 2.50% margin. The LIBOR component has a floor of 75 basis points. MIC expects to hedge the floating rate (LIBOR) component for approximately six years using either an interest rate swap or a cap. The cost of the hedge would be in addition to the stated interest.

The cashflow lockup covenant in the term loan facility is based on Atlantic Aviation having a leverage ratio of not more than 4.5x (debt to EBITDA over the trailing twelve month period) over the first two years of the facility and not more than 4.25x thereafter. At closing the leverage ratio was 3.50x.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation and two solar power generation facilities, collectively MIC Solar. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

CONTACT:
Macquarie Infrastructure Company LLC
Investor enquiries
Jay A. Davis, 212-231-1825
Investor Relations
or
Media enquiries
Paula Chirhart, 212-231-1310
Corporate Communications